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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


Retirement Plan Committee of the Board of Directors
Western Digital Corporation
Retirement Savings and Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement (No. 33-56128) on Form S-8 of Western Digital Corporation Retirement Savings and Profit Sharing Plan, formerly known as the Western Digital Corporation Savings and Profit Sharing Plan, of our report dated December 19, 1997, relating to the statements of net assets available for plan benefits of Western Digital Corporation Retirement Savings and Profit Sharing Plan as of June 30, 1997 and 1996 and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the June 30, 1997 annual report on Form 11-K of Western Digital Corporation Retirement Savings and Profit Sharing Plan.



                                                     KPMG PEAT MARWICK LLP
Orange County, California
December 23, 1997